Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), made effective as of September 16, 2014, by and between Violin Memory, Inc. (the “Company”), and Kevin A. DeNuccio, the President and Chief Executive Officer of the Company (“Executive”).

WHEREAS, Executive has elected to receive shares of the Company’s Common Stock issued under the Company’s 2012 Equity Incentive Plan (the “Shares”) in lieu of cash for salary and bonus on the terms set forth below.

NOW, THEREFORE, in consideration for the exchange of mutual covenants and promises, the Company and Executive hereby agree as follows:

1.	ISSUANCE OF SHARES

(a) For the period commencing September 16, 2014, and continuing until September 15, 2015 (the “Term”), the Company has agreed to compensate Executive as follows: (i) payment of Executive’s bonus of $750,000 for fiscal year 2015 (the “Bonus Payment”), the amount of which is guaranteed pursuant to Executive’s Offer of Employment Letter dated February 1, 2014 (the “Offer Letter”); (ii) payment of Executive’s salary for the Term, net of the Minimum Wage Payment (defined below), of $705,000 (the “Salary Payment”); and (iii) payment of $45,000, representing the approximate portion of Executive’s salary payable for the Term under applicable State of California minimum wage laws (the “Minimum Wage Payment”). The Bonus Payment and the Salary Payment, less applicable withholding taxes, and the Minimum Wage Payment, less applicable withholding taxes and Executive’s contributions to such benefits as Executive from time to time shall elect, are made in full satisfaction of Executive’s entitlement to all salary and bonus amounts for the Term.

(b) Executive hereby elects to receive, and the Company hereby agrees to deliver, Shares in lieu of cash in full payment and satisfaction of the Bonus Payment and the Salary Payment on September 30, 2014, subject to the provisions set forth in Sections 2 and 4 below. The Minimum Wage Payment shall be paid to Executive during the Term in cash and in accordance with the Company’s payroll practices. The fair market value of the Shares shall be determined by the Company based upon the per Share closing price on September 30, 2014, reported by the New York Stock Exchange, and the number of Shares delivered to Executive shall be reduced by a number of Shares equal in value to applicable withholding taxes. No fractional Shares will be issued or delivered pursuant to this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. The grant of Shares will be subject to the terms of the Plan and the Company’s standard form of restricted stock agreement.

2.	FORFEITURE RESTRICTIONS APPLICABLE TO SHARES

The Shares delivered in payment of the Bonus Payment and the Salary Payment shall be subject to forfeiture, as set forth below, in the event that Executive’s employment is terminated during the Term for any reason prior to a Change of Control as defined in the Offer Letter (“Termination of Employment”).

With respect to the Bonus Payment, in the event of a Termination of Employment on or before February 15, 2015, Executive shall forfeit and deliver to the Company within five (5) business days, in such manner as the Company in its discretion shall direct, the number of Shares that were delivered by the Company to the Executive in payment of the Bonus Payment.

With respect to the Salary Payment, in the event of a Termination of Employment, Executive shall forfeit and deliver to the Company within five (5) business days, in such manner as the Company in its discretion shall direct, the number of Shares that were delivered to Executive by the Company in payment of the Salary Payment; provided, however, that the total number of Shares Executive is required to deliver shall be reduced by 8.333% for each full month, and pro-rata for each portion of a month, completed during the Term prior to the date on which the Termination of Employment occurs.

Notwithstanding the foregoing, if Executive becomes eligible to receive severance pay pursuant to the Offer Letter upon an Involuntary Termination (as defined in the Offer Letter) in connection with a Change of Control during the Term, the Company shall reduce the amount of such severance pay by the portion of the Salary Payment that would have been paid in cash but for this Agreement and which is allocable to the period between the Change of Control and the end of the Term. Such offset shall be subject to compliance with Section 409A of the Internal Revenue Code.

3.	REPRESENTATIONS OF EXECUTIVE

Executive represents and warrants to the Company that:

(a) Executive has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Executive reasonably considers important in making the decision to acquire the Shares and Executive has had ample opportunity to ask questions of the Company’s representatives concerning such matters and his acquisition of the Shares;

(b) Executive is fully aware of: (i) the highly speculative nature of his acquisition of the Shares; (ii) the financial risks and hazards involved; (iii) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Executive may not be able to sell or dispose of the Shares or use them as collateral for loans); and (iv) the qualifications and backgrounds of the officers and directors of the Company; and

(c) Executive is capable of evaluating the merits and risks of his acquisition of the Shares, has the ability to protect his own interests in connection with his acquisition of the Shares, and is financially capable of bearing a total loss of his acquisition of the Shares.

4.	RESTRICTIONS ON SHARES

(a) Executive acknowledges and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto (the “Legend”), to be placed upon all certificate(s) evidencing ownership of the Shares:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT

TO RESTRICTIONS ON TRANSFERABILITY AND RESALE

PURSUANT TO AGREEMENT BETWEEN KEVIN A. DENUCCIO AND

VIOLIN MEMORY, INC., DATED SEPTEMBER 30, 2014.

(b) Executive further acknowledges and agrees that the Shares will not be transferable and will remain restricted, and the Legend will not be removed from the Shares, until September 15, 2015 (or such earlier date that the applicable forfeiture restrictions lapse pursuant to Section 2).

5.	TAX MATTERS

Executive acknowledges and agrees that the delivery of Shares is subject to applicable income and employment tax withholding, and agrees to make appropriate arrangements with the Company for the satisfaction of all tax withholding requirements applicable to the delivery of Shares. Executive acknowledges and agrees that the Company may refuse to deliver Shares if such withholding amounts are not delivered. Executive agrees to file a timely Section 83(b) election with respect to the Shares. Unless otherwise determined by the Compensation Committee of the Board of Directors, the Company will withhold Shares that otherwise would be delivered to Executive in satisfaction of the tax withholding obligation. If the obligation for tax withholding is satisfied by withholding in Shares, for tax purposes, Executive will be deemed to have been issued the full number of Shares required to be delivered, notwithstanding that a number of the Shares are not delivered and are retained by the Company solely for the purpose of paying the withholding tax. Executive has consulted or will consult with his personal tax advisor in connection with this Agreement, and has not relied on tax advice from the Company or any of its representatives.

6.	DELIVERY OF PAYMENT

The Shares are issued by the Company in exchange for services rendered by the Executive to the Company, which the Compensation Committee of the Board of Directors has determined to be full payment of the purchase price of the Shares.

7.	FULL PAYMENT; RELEASE

Executive agrees that the Shares constitute payment in full of the Salary and Bonus, and hereby releases the Company, and its officers, directors and agents from any liability or obligation related to the Salary and Bonus, and agrees to make no claim in respect thereof, to the extent paid in Shares (notwithstanding any forfeiture pursuant to Section 2 or withholding in satisfaction of taxes).

Executive further agrees that, in the event of a Termination of Employment, the Company’s payments of the Bonus Payment, the Salary Payment, and the Minimum Wage Payment in accordance with the provisions of this Agreement (notwithstanding any forfeiture pursuant to Section 2) shall constitute payment in full of any and all salary accruing through the date of termination and bonus payments for fiscal year 2015 to which Executive is entitled pursuant to the provisions of the Offer Letter.

8.	COMPLIANCE WITH LAWS AND REGULATIONS

The issuance and transfer of the Shares is subject to and conditioned upon compliance by the Company and Executive with all applicable state and federal laws and regulations.

9.	FURTHER INSTRUMENTS

The Company and the Executive agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10.	ENTIRE AGREEMENT; GOVERNING LAW; SEVERABILITY

This Agreement constitutes the entire agreement of the parties and supersedes all prior understandings and agreements between the parties hereto with respect to the specific subject matter hereof. For the avoidance of doubt, Executive’s offer letter dated February 1, 2014, remains in full force and effect and is superseded only with respect to the specific subject matter hereof.

The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but excluding the conflicts of law laws, of the State of California. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

11.	AMENDMENT

This Agreement may be amended only pursuant to a further written agreement signed by the Company and Executive.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the date first set forth above.

VIOLIN MEMORY, INC.

By:	/s/ Cory J. Sindelar	Date: September 30, 2104
Name:	Cory J. Sindelar
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Kevin A. DeNuccio	Date: September 30, 2014
Kevin A. DeNuccio

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